Exhibit 99.1

STORE Capital Announces Third Quarter 2015 Operating Results

Raises and Narrows 2015 AFFO Per Share Guidance; Introduces 2016 Guidance

SCOTTSDALE, Ariz., November 12, 2015 — STORE Capital Corporation (NYSE: STOR), an internally managed net-lease real estate investment trust (REIT) that invests in Single Tenant Operational Real Estate, today announced operating results for the third quarter and nine months ended September 30, 2015.

Highlights

For the quarter ended September 30, 2015:

•                  Total revenues of $74.8 million

•                  Net income per share of common stock of $0.18 (basic and diluted)

•                  AFFO of $48.6 million

•                  AFFO of $0.38 per common share (basic and diluted)

•                  Declared a regular quarterly cash dividend per common share of $0.27, representing an 8% increase over the second quarter

•                  Invested $263.2 million in 75 properties at an initial weighted average cap rate of 7.8%

•                  Sold three properties for a gain of $0.7 million

•                  Expanded unsecured revolving credit facility

For the nine months ended September 30, 2015:

•                  Total revenues of $205.2 million

•                  Net income per share of common stock of $0.50 (basic and diluted)

•                  AFFO of $130.9 million

•                  AFFO of $1.09 per common share (basic and diluted)

•                  Declared regular cash dividends per common share aggregating $0.77

•                  Invested $949.5 million in 308 properties at an initial weighted average cap rate of 8.1%

•                  Sold seven properties for a gain of $1.9 million

•                  Issued $365 million of A+ rated net-lease mortgage notes under the STORE Master Funding debt program in April 2015

•                  Raised net proceeds of $224.7 million in a follow-on public equity offering completed in June 2015

Management Commentary

“We delivered an outstanding quarter in every way, from strong financial performance to solid portfolio performance and record originations for the quarter,” said Christopher H. Volk, President and Chief Executive Officer of STORE Capital.  “We originated $263 million of gross investments during the third quarter, bringing our highly diversified investment portfolio to $3.7 billion representing 1,246 property locations across 288 customers and 81 industries as of September 30, 2015.  Based on our strong execution and momentum year to date, we are meaningfully raising and narrowing our AFFO per share guidance range for 2015 to $1.45 to $1.47 and increasing our projected 2015 net real estate acquisition volume to $1.1 billion.  Our impressive results for 2015 are setting the stage for what we anticipate will be more growth to come in 2016, with an initial AFFO per share guidance range of $1.59 to $1.63.”

Financial Results

Total Revenues

Total revenues were $74.8 million for the third quarter of 2015, an increase of 46.9% from $50.9 million for the third quarter of 2014.  The increase was driven primarily by the growth in the size of STORE Capital’s real estate investment portfolio, which grew from $2.5 billion in gross investment amount representing 850 property locations at September 30, 2014 to $3.7 billion in gross investment amount representing 1,246 property locations at September 30, 2015.

Total revenues for the first nine months of 2015 were $205.2 million, an increase of 51.6% from $135.3 million for the first nine months of 2014.

Net Income

Net income increased to $23.0 million, or $0.18 per basic and diluted share, for the third quarter of 2015 compared to $10.8 million in net income, or $0.13 per basic and diluted share, for the third quarter of 2014.  Net income for the third quarter of 2015 includes a $0.7 million gain on the sale of three properties as compared to a $0.1 million gain on the sale of two properties during the same period in 2014.  Weighted average shares used in the calculation of both basic and diluted per share amounts were 126.3 million shares and 82.9 million shares for the quarters ended September 30, 2015 and 2014, respectively.

Net income for the nine months ended September 30, 2015 was $59.7 million, or $0.50 per basic and diluted share compared to $30.7 million, or $0.42 per basic and diluted share, for the nine months ended September 30, 2014. The Company reported a gain of $1.9 million on the sale of seven properties during the first nine months of 2015 versus a $2.2 million gain on the sale of eight properties during the same period in 2014. Weighted average shares used in the calculation of both basic and diluted per share amounts were 119.5 million shares and 72.2 million shares for the nine months ended September 30, 2015 and 2014, respectively.

Adjusted Funds from Operations (AFFO)

AFFO increased 66.0% to $48.6 million, or $0.38 per basic and diluted share, for the third quarter of 2015, compared to AFFO of $29.3 million, or $0.35 per basic and diluted share, for the third quarter of 2014.  The increase in AFFO between years was primarily driven by additional rental revenues and interest income generated by the growth in the Company’s real estate investment portfolio.

AFFO for the nine months ended September 30, 2015 was $130.9 million, or $1.09 per basic and diluted share, compared to $76.1 million, or $1.05 per basic and diluted share, for the nine months ended September 30, 2014.

Dividend Information

As previously announced, STORE Capital declared a regular quarterly cash dividend per common share of $0.27 for the third quarter ended September 30, 2015, representing an 8% increase over the prior quarter. This dividend, totaling $34.3 million, was paid on October 15, 2015 to stockholders of record on September 30, 2015.

Real Estate Portfolio Highlights

Investment Activity

The Company originated $263.2 million of gross investments representing 75 property locations during the third quarter of 2015. These investments had an initial weighted average cap rate of 7.8%. Total investment activity for the first nine months of the year was $949.5 million representing 308 property locations and an initial weighted average cap rate of 8.1%.  The Company defines “initial cap rate” for property acquisitions as the initial annual cash rent divided by the purchase price of the property.

During the nine months ended September 30, 2015, the Company sold seven properties and recognized a total gain of $1.9 million. These seven properties represented approximately 1.0% of the investment portfolio at the beginning of 2015. The average sale cap rate for occupied properties sold was 7.9%.

Portfolio

At September 30, 2015, STORE Capital’s real estate portfolio totaled $3.7 billion representing 1,246 property locations, substantially all of which are profit centers for the Company’s customers. Approximately 95% of the portfolio represents commercial real estate properties subject to long-term leases, 5% represents mortgage loans and direct financing receivables primarily on commercial real estate buildings (located on land the Company owns and leases to its customers) and a nominal amount represents loans receivable secured by the tenants’ other assets.  As of September 30, 2015, the portfolio’s annualized base rent and interest (based on rates in effect on September 30, 2015 for all lease and loan contracts) totaled $311.9 million. The weighted average non-cancellable remaining term of the leases at September 30, 2015 was approximately 15 years.

The Company’s customers operate their businesses across 274 brand names, or concepts, and the largest single concept represented less than 3.3% of the Company’s annualized base rent and interest as of September 30, 2015.

Portfolio At A Glance — As of September 30, 2015
Investment property locations	1,246
Customers	288
Industries in which customers operate	81
States	46
Proportion of portfolio from direct origination	~75%
Weighted average annual lease escalation(1)	1.7%
Weighted average remaining lease contract term	~15 years
Occupancy(2)	99.8%
# of properties not currently operating but subject to a lease(3)	7
# of investment locations subject to a ground lease	9
% of investment portfolio subject to NNN leases (based on annualized base rent and interest)	97%
% of investment portfolio subject to master leases (based on annualized base rent and interest)(4)	81%
Average investment amount/replacement cost (new)(5)	82%
% of investment locations providing unit-level financial reporting	96%
Median unit fixed charge coverage ratio (FCCR)/4-Wall coverage ratio(6)	2.07x/2.53x
Proportion of investment contracts rated investment grade(7)	~75%

(1)         Represents the weighted average annual escalation rate of the entire portfolio as if the escalations in all leases were expressed on an annual basis and assumes the contracts that increase based on changes in CPI increase at the minimum of the stated fixed percentage in the contract.

(2)         The Company defines occupancy as a property being subject to a lease or loan contract.  As of September 30, 2015, two of the Company’s properties were vacant and not subject to a contract.

(3)         Represents the number of the Company’s investment locations that have been closed by the tenant but remain subject to a lease.

(4)         Percentage of investment portfolio in multiple properties with a single customer subject to master leases. Based on annualized base rent and interest, 81% of the investment portfolio involves multiple properties with a single customer, whether or not subject to a master lease.

(5)         Represents the ratio of purchase price to replacement cost (new) at acquisition.

(6)         STORE Capital calculates a unit’s FCCR generally as the ratio of (i) the unit’s EBITDAR, less a standardized corporate overhead expense based on estimated industry standards, to (ii) the unit’s total fixed charges, which are its lease expense, interest expense and scheduled principal payments on indebtedness. The 4-Wall coverage ratio refers to a unit’s FCCR before taking into account standardized corporate overhead expense.

(7)         Represents the percentage of the Company’s contracts that have a STORE Score that is investment grade. The Company measures the credit quality of its portfolio on a contract-by-contract basis using the STORE Score, which is a risk measure reflective of both the credit risk of its tenants and the profitability of the operations at the properties.  As of September 30, 2015, STORE Capital’s tenants had a median tenant credit profile of approximately ‘Ba1’ as measured by Moody’s Analytics RiskCalc rating scale.  However, considering the profitability of the operations at its properties and STORE’s assessment of the likelihood the tenants will choose to continue to operate at the properties in the event of their insolvency, the credit quality of its contracts, or STORE Score, is enhanced to a median of ‘A3’.

Capital Transactions

In September 2015, the Company expanded its revolving unsecured credit facility from $300 million to $400 million and the accordion feature from $200 million to $400 million for a total maximum borrowing capacity of $800 million. The amended credit facility matures in September 2019 and includes a one-year extension option subject to certain conditions.

STORE Capital today is announcing that it has received a BBB- rating by Fitch Ratings and intends to issue senior unsecured notes as early as the fourth quarter.

Commenting on the planned offering, Volk stated, “Our intention to issue investment-grade, unsecured notes is a deliberate and important step in our long-term strategy for broadening our borrowing sources and enhancing our capital efficiency. With this rating, STORE is amongst the very few equity REITs that will be an unsecured note issuer in addition to having our own highly-rated, non-recourse, secured debt conduit. Without question, having access to multiple investment-grade borrowing sources will benefit our shareholders and customers over the long term.”

2015 AFFO Guidance

STORE Capital is raising and narrowing its expectations for 2015 AFFO per share from a range of $1.38 to $1.42 to a range of $1.45 to $1.47, and is raising its projected 2015 annual real estate acquisition volume to approximately $1.1 billion. This AFFO per share guidance equates to anticipated net income of $0.67 to $0.68 per share, plus $0.70 to $0.71 per share depreciation and amortization, net of expected real estate gains/losses, plus approximately $0.08 per share related to noncash items and real estate transaction costs. AFFO per share is sensitive to the timing and amount of real estate acquisitions during the year, as well as to the spread achieved between the lease rates on new acquisitions and the interest rates on borrowings used to finance those acquisitions.

2016 AFFO Guidance

STORE Capital currently expects 2016 AFFO per share of $1.59 to $1.63, based on projected 2016 annual real estate acquisition volume of approximately $750 million. This AFFO per share guidance equates to anticipated net income of $0.74 to $0.77 per share, plus $0.76 to $0.77 per share of expected real estate depreciation and amortization, plus approximately $0.09 per share related to noncash items and real estate transaction costs. AFFO per share is sensitive to the timing and amount of real estate acquisitions during the year, as well as to the spread achieved between the lease rates on new acquisitions and the interest rates on borrowings used to finance those acquisitions.

Conference Call and Webcast

A conference call and audio webcast with analysts and investors will be held this morning at 11:00 a.m. Eastern Time / 9:00 a.m. Scottsdale, Arizona Time, to discuss third quarter 2015 operating results and answer questions.

•                  Live conference call: 855-656-0920 (domestic) or 412-542-4168 (international)

•                  Conference call replay available through November 27, 2015: 877-344-7529 (domestic) or 412-317-0088 (international)

•                  Replay access code: 10075444

•                  Live and archived webcast: http://ir.storecapital.com/webcasts

Investor Day 2016

The STORE Capital executive team invites institutional investors and analysts to join them January 13 and 14, 2016 in Scottsdale, Arizona for STORE Capital Investor Day 2016.  The program will feature a customer panel representing various industries and a presentation of selected STORE investment case studies, along with a group headquarters tour and special events.  To register, please contact Financial Profiles, Inc. at STORECapital@finprofiles.com by November 30, 2015.

About STORE Capital

STORE Capital Corporation is an internally managed net-lease real estate investment trust, or REIT, that is the leader in the acquisition, investment and management of Single Tenant Operational Real Estate, which is its target market and the inspiration for its name. STORE Capital is one of the largest and fastest growing net-lease REITs and owns a large, well-diversified portfolio that consists of investments in 1,246 property locations, substantially all of which are profit centers, in 46 states. Additional information about STORE Capital can be found on its website at www.storecapital.com.

Forward-Looking Statements

Certain statements contained in this press release that are not historical facts contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to the “safe harbor” created by those sections. Forward-looking statements can be identified by the use of words such as “estimate,” “anticipate,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “seek,” “approximate” or “plan,” or the negative of these words and phrases or similar words or phrases. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts and assumptions and are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. For more information on risk factors for STORE Capital’s business, please refer to the periodic reports the Company files with the Securities and Exchange Commission from time to time. These forward-looking statements herein speak only as of the date of this press release and should not be relied upon as predictions of future events. STORE Capital expressly disclaims any obligation or undertaking to update or revise any forward-looking statements contained herein, to reflect any change in STORE Capital’s expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except as required by law.

Non-GAAP Financial Measures

FFO and AFFO

STORE Capital’s reported results are presented in accordance with U.S. generally accepted accounting principles, or GAAP. The Company also discloses Funds from Operations, or FFO, and Adjusted Funds from Operations, or AFFO, both of which are non-GAAP measures. Management believes these two non-GAAP financial measures are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs. FFO and AFFO do not represent cash generated from operating activities and are not necessarily indicative of cash available to fund cash requirements; accordingly, they should not be considered alternatives to net income as a performance measure or to cash flows from operations as reported on our statement of cash flows as a liquidity measure and should be considered in addition to, and not in lieu of, GAAP financial measures.

The Company computes FFO in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT. NAREIT defines FFO as GAAP net income, excluding gains (or losses) from extraordinary items and sales of depreciable property, real estate impairment losses, and depreciation and amortization expense from real estate assets, including the pro rata share of such adjustments of unconsolidated subsidiaries.

To derive AFFO, the Company modifies the NAREIT computation of FFO to include other adjustments to GAAP net income related to non-cash revenues and expenses such as straight-line rents, amortization of deferred financing costs and stock-based compensation. In addition, in deriving AFFO, the Company excludes transaction costs associated with acquiring real estate subject to existing leases.

FFO is used by management, investors and analysts to facilitate meaningful comparisons of operating performance between periods and among the Company’s peers primarily because it excludes the effect of real estate depreciation and amortization and net gains on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions. Management believes that AFFO provides more useful information to investors and analysts because it modifies FFO to exclude additional non-cash revenues and expenses such as straight-line rents, amortization of deferred financing costs and stock-based compensation as such items may cause short-term fluctuations in net income but have no impact on operating cash flows or long-term operating performance. Additionally, in deriving AFFO, the Company excludes transaction costs associated with acquiring real estate subject to existing leases. The Company views transaction costs to be a part of the investment in the real estate it acquires, similar to the treatment of acquisition and closing costs on sale-leaseback transactions, which are capitalized as a part of the investment in the asset. The Company believes that transaction costs are not an ongoing cost of the portfolio in place at the end of each reporting period and, for these reasons, the portion expensed is added back when computing AFFO.  As a result, the Company believes AFFO to be a more meaningful measurement of ongoing performance that allows for greater performance comparability.  Therefore, the Company discloses both FFO and AFFO and reconciles them to the most appropriate GAAP performance metric, which is net income.  STORE Capital’s FFO and AFFO may not be comparable to similarly titled measures employed by other companies.

Media and Investor Contacts:

Financial Profiles, Inc.

Moira Conlon, 310-622-8220

Beth Sackovich, 310-622-8237

STORECapital@finprofiles.com

Financial tables begin on following page —

STORE Capital Corporation
Condensed Consolidated Statements of Income
(In thousands, except share and per share data)

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
	(unaudited)		(unaudited)
Revenues:
Rental revenues	$70,813	$48,820	$195,313	$128,963
Interest income on loans and direct financing receivables	3,938	2,092	9,753	5,941
Other income	40	16	84	375
Total revenues	74,791	50,928	205,150	135,279

Expenses:
Interest	21,391	19,081	59,257	50,123
Transaction costs	137	460	1,003	2,018
Property costs	471	256	1,122	401
General and administrative	7,138	4,960	20,983	14,026
Depreciation and amortization	23,271	15,480	63,731	40,190
Provision for impairment of real estate	—	—	1,000	—
Total expenses	52,408	40,237	147,096	106,758

Income from continuing operations before income taxes	22,383	10,691	58,054	28,521
Income tax expense	72	69	238	171
Income from continuing operations	22,311	10,622	57,816	28,350
Income from discontinued operations	—	19	—	1,115
Income before gain on dispositions of real estate	22,311	10,641	57,816	29,465
Gain on dispositions of real estate	687	114	1,882	1,251
Net income	$22,998	$10,755	$59,698	$30,716

Net income per share of common stock - basic and diluted:
Continuing operations	$0.18	$0.13	$0.50	$0.40
Net income	$0.18	$0.13	$0.50	$0.42

Weighted average common shares outstanding	126,281,114	82,931,635	119,516,758	72,196,315

Dividends declared per common share	$0.2700	$0.2870	$0.7700	$0.7720

STORE Capital Corporation
Condensed Consolidated Balance Sheets
(In thousands, except share and per share data)

	September 30, 2015	December 31, 2014
	(unaudited)	(audited)
Assets
Investments:
Real estate investments:
Land and improvements	$1,116,373	$843,843
Buildings and improvements	2,333,346	1,790,530
Intangible lease assets	74,910	60,184
Total real estate investments	3,524,629	2,694,557
Less accumulated depreciation and amortization	(160,341)	(98,671)
	3,364,288	2,595,886
Loans and direct financing receivables	197,249	111,354
Net investments	3,561,537	2,707,240
Cash and cash equivalents	28,969	136,313
Deferred costs, net	42,870	37,136
Other assets	38,082	32,923
Total assets	$3,671,458	$2,913,612

Liabilities and stockholders’ equity
Liabilities:
Credit facility	$192,000	$—
Non-recourse debt obligations of consolidated special purpose entities, net	1,635,886	1,284,151
Dividends payable	34,252	13,123
Accounts payable and accrued expenses	28,234	30,486
Other liabilities	5,565	3,168
Total liabilities	1,895,937	1,330,928

Stockholders’ equity:
Common stock, $0.01 par value per share, 375,000,000 shares authorized, 126,858,765 and 115,212,541 shares issued and outstanding, respectively	1,269	1,152
Capital in excess of par value	1,864,231	1,636,203
Distributions in excess of retained earnings	(89,493)	(54,405)
Accumulated other comprehensive loss	(486)	(266)
Total stockholders’ equity	1,775,521	1,582,684
Total liabilities and stockholders’ equity	$3,671,458	$2,913,612

STORE Capital Corporation
Reconciliations of Non-GAAP Financial Measures

(In thousands, except per share data)

Funds from Operations and Adjusted Funds from Operations

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014

Net income	$22,998	$10,755	$59,698	$30,716
Depreciation and amortization of real estate assets	23,181	15,403	63,474	39,968
Provision for impairment of real estate	—	—	1,000	—
Gain on dispositions of real estate	(687)	(114)	(1,882)	(2,220)
Funds from Operations	45,492	26,044	122,290	68,464

Adjustments:
Straight-line rental revenue, net	(414)	(694)	(1,513)	(2,196)
Transaction costs	137	460	1,003	2,018
Non-cash equity-based compensation	1,290	557	3,450	1,697
Non-cash interest expense	1,792	2,875	4,843	5,687
Amortization of lease-related intangibles and costs	292	30	847	479
Adjusted Funds from Operations	$48,589	$29,272	$130,920	$76,149

Dividends declared to common stockholders	$34,252	$23,941	$94,789	$55,881

Net income per share of common stock:
Basic and Diluted (1)	$0.18	$0.13	$0.50	$0.42
FFO per share of common stock:
Basic and Diluted (1)	$0.36	$0.31	$1.02	$0.94
AFFO per share of common stock:
Basic and Diluted (1)	$0.38	$0.35	$1.09	$1.05

(1)         Under the two class method, earnings attributable to unvested restricted stock are deducted from earnings in the computation of per share amounts where applicable.

STORE Capital Corporation

Investment Portfolio

September 30, 2015

Real Estate Portfolio Information

As of September 30, 2015, STORE Capital’s total investment in real estate and loans approximated $3.7 billion, representing investments in 1,246 property locations, substantially all of which are profit centers for its customers.  The Company’s real estate portfolio is highly diversified.  The following tables summarize the diversification of the real estate portfolio based on the percentage of base rent and interest, annualized based on rates in effect on September 30, 2015, for all leases, loans and direct financing receivables in place as of that date.

Diversification by Customer

STORE Capital has a diverse customer base. At September 30, 2015, the Company’s 1,246 property locations were operated by 288 customers. No single customer represented more than 3.0% of annualized base rent and interest and the top ten customers totaled 17% of annualized base rent and interest. The following table identifies STORE Capital’s ten largest customers as of September 30, 2015:

Customer	% of Annualized Base Rent and Interest	Number of Properties
Gander Mountain Company	2.92%	13
SMH Theatres, Inc. (1) (Starplex/Showplex)	2.32	10
RMH Franchise Holdings, Inc. (Applebee’s)	2.10	33
O’Charley’s LLC	1.83	30
Sailormen, Inc. (Popeyes Louisiana Kitchen)	1.47	41
FreedomRoads, LLC (Camping World)	1.44	8
Rainbow Early Education Holding, LLC	1.41	36
Bellisio Foods, Inc.	1.36	2
Hill Country Holdings, LLC (Ashley Furniture HomeStore)	1.14	6
Conn’s, Inc.	1.14	7
All other (278 customers)	82.87	1,060
Total	100.00%	1,246

(1)         SMH Theatres, Inc. has announced that it has entered into an agreement to be acquired by AMC Entertainment Holdings, Inc., subject to regulatory approval and customary closing conditions.

STORE Capital Corporation

Investment Portfolio

September 30, 2015

Diversification by Concept

STORE Capital’s customers operate their businesses under a wide range of brand names or business concepts. Of the 274 concepts represented in the Company’s investment portfolio as of September 30, 2015, the largest single concept represented less than 3.3% of annualized base rent and interest and the top ten concepts totaled less than 21% of annualized base rent and interest. The following table identifies the top ten customer business concepts as of September 30, 2015:

Customer Business Concept	% of Annualized Base Rent and Interest	Number of Properties
Ashley Furniture HomeStore	3.28%	19
Gander Mountain	2.92	13
Applebee’s	2.61	42
Popeyes Louisiana Kitchen	1.95	57
Starplex Cinemas	1.92	8
O’Charley’s	1.83	30
FreedomRoads/Camping World	1.44	8
Rainbow Child Care Center	1.41	36
Captain D’s	1.38	65
KFC	1.37	49
All other (264 concepts)	79.89	919
	100.00%	1,246

STORE Capital Corporation

Investment Portfolio

September 30, 2015

Diversification by Industry

The business concepts of STORE Capital’s customers are diversified across more than 80 industries within the service, retail and industrial sectors of the U.S. economy.  The following table summarizes those industries as of September 30, 2015:

Customer Industry	% of Annualized Base Rent and Interest	Number of Properties	Building Square Footage (in thousands)
Service:
Restaurants — full service	16.76%	287	2,071
Restaurants — limited service	9.66	328	940
Health clubs	7.17	48	1,574
Movie theaters	7.04	33	1,296
Early childhood education centers	6.82	129	1,342
Colleges and professional schools	2.53	6	466
Automotive repair and maintenance facilities	1.76	42	168
Family entertainment centers	1.55	6	336
All other service (34 industries)	19.67	181	5,706
Total service	72.96	1,060	13,899
Retail:
Furniture stores	4.55	26	1,574
Sporting goods stores	3.41	16	1,050
All other retail (11 industries)	6.63	59	2,542
Total retail	14.59	101	5,166
Industrial:
Total industrial (26 industries)	12.45	85	8,893
Total	100.00%	1,246	27,958

STORE Capital Corporation

Investment Portfolio

September 30, 2015

Diversification by Geography

STORE Capital’s portfolio is also highly diversified by geography, as the Company’s 1,246 property locations can be found in 46 of the 50 states (excluding Alaska, Delaware, Hawaii and Rhode Island). The following table details the top ten geographical locations of the properties as of September 30, 2015:

State	% of Annualized Base Rent and Interest	Number of Properties
Texas	12.31%	96
Illinois	7.51	88
Georgia	5.93	89
Ohio	5.69	71
Tennessee	5.64	78
Florida	4.58	66
California	4.42	21
Arizona	4.28	45
North Carolina	3.86	83
Pennsylvania	3.85	32
All other (36 states) (1)	41.93	577
	100.00%	1,246

(1)         Includes one property in Ontario, Canada which represents less than 0.2% of annualized base rent and interest.

STORE Capital Corporation

Investment Portfolio

September 30, 2015

Contracts and Expirations

The Company focuses on long-term, triple-net leases with built-in lease escalators and uses master leases, where appropriate. As of September 30, 2015, 97% of the Company’s investment portfolio was subject to a triple-net lease. Where the Company owns multiple properties leased to a single customer, 81% of this portion of the investment portfolio was subject to a master lease. Leases and loans representing less than 9% of the annualized base rent and interest will expire in the next ten years (before 2025). The following table sets forth the schedule of lease, loan and direct financing receivable expirations as of September 30, 2015:

Year of Lease Expiration or Loan Maturity (1)	% of Annualized Base Rent and Interest	Number of Properties (2)
Remainder of 2015	—%	—
2016	—	—
2017	0.33	4
2018	0.40	3
2019	0.90	9
2020	0.67	4
2021	1.18	7
2022	0.33	5
2023	2.84	38
2024	1.85	21
Thereafter	91.50	1,153
Total	100.00%	1,244

(1)                                 Expiration year of contracts in place as of September 30, 2015 and excludes any tenant renewal option periods.

(2)                                 Excludes two properties which were vacant and not subject to a lease as of September 30, 2015.